Exhibit 5.1

[STINSON MORRISON HECKER LLP LETTERHEAD] 1201 Walnut, Suite 2900 Kansas City, MO 64106-2150 Tel (816) 842-8600 Fax (816) 412-8174	www.stinson.com

October 1, 2007

Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, KS 66205

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to Layne Christensen Company, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 (File No. 333-146184) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the public offering (the "Offering") of up to 3,105,000 shares of the Company's common stock, $0.01 par value per share (the "Shares"), including the associated preferred stock purchase rights ("Rights") issued pursuant to the Rights Agreement, dated October 12, 1998 (the "Rights Agreement") by and between the Company and National City Bank.

        In connection with the opinions expressed herein, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of such opinions, including (i) the Corrected and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) minutes and records of the corporate proceedings of the Company with respect to the authorization of the Rights Agreement and the issuance of the Shares and the Rights, (iv) the Rights Agreement, (v) the Registration Statement and (vi) the prospectus of the Company (the "Prospectus") included in the Registration Statement.

        For purposes of the opinions expressed herein, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals, (iii) the genuineness of the signatures of persons signing all documents in connection with which such opinions are rendered, (iv) the authority of such persons signing on behalf of the parties thereto other than the Company and (v) the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to such opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

        We have further assumed for the purposes of the opinions expressed herein, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

        We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the federal law of the United States of America and (ii) the Delaware General Corporation Law (which as used herein includes the statutory provisions contained therein, the Delaware Constitution and judicial opinions interpreting these laws). We advise you that the issues addressed by this letter may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws that may actually govern.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

        1.     The Shares and the Rights have been duly authorized, and when the Shares and the Rights have been issued, sold and paid for as contemplated in the Prospectus, the Shares and the Rights will be validly issued, fully paid and non-assessable.

        2.     Under the laws of the State of Delaware, the Rights represent valid and binding obligations of the Company under the Rights Agreement.

        The opinions set forth above as they relate to the Rights are limited to the valid issuance of the Rights. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement.

        This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinions set forth above are rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

        We consent to the filing of this letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not consider that we are "experts", within the meaning of the term used in the Act or the rules and regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP